                                                                     EXHIBIT 8.1



                                      May 28, 1999

LSI Logic Corporation
1551 McCarthy Blvd.
Milpitas, California  95035

Ladies and Gentlemen:

        This opinion is being delivered to you in connection with the Form S-4 Registration Statement filed with the Securities and Exchange Commission (which contains a joint proxy statement) (the "Registration Statement") in connection with the Agreement and Plan of Reorganization and Merger (the "Agreement"), dated as of February 21, 1999 and amended March 5, 1999 by and among LSI Logic Corporation, a Delaware corporation ("LSI"), Stealth Acquisition Corporation, a Delaware corporation ("Merger Sub"), and SEEQ Technology Incorporated, a Delaware corporation ("SEEQ"). Pursuant to the Agreement, Merger Sub will merge with and into SEEQ and SEEQ will become a wholly-owned subsidiary of LSI. Except as otherwise provided, capitalized terms used but not defined herein shall have the meanings set forth in the Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

        We have acted as counsel to LSI in connection with the Merger. As such, and for the purpose of rendering this opinion, we have examined, and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all exhibits and schedules attached thereto):

        1. The Agreement;

        2. Those certain tax representation letters delivered to us by LSI and SEEQ containing certain representations of LSI, Merger Sub and SEEQ (the "Tax Representation Letters");

        3. The Registration Statement; and

LSI Logic Corporation
May 26, 1999
Page 2




        4. Such other instruments and documents related to the formation, organization and operation of LSI, Merger Sub and SEEQ and related to the consummation of the Merger and the other transactions contemplated by the Agreement as we have deemed necessary or appropriate.

        In connection with rendering this opinion, we have assumed (without any independent investigation or review thereof) that:

        1. Original documents submitted to us (including signatures thereto) are authentic, documents submitted to us as copies conform to the original documents, and that all such documents have been (or will be by the Effective
Time) duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof;

        2. All representations, warranties and statements made or agreed to by LSI, Merger Sub and SEEQ, their managements, employees, officers, directors and stockholders in connection with the Merger, including, but not limited to, those set forth in the Agreement (including the exhibits thereto) and the Tax Representation Letters are true and accurate at all relevant times;

        3. All covenants contained in the Agreement (including exhibits thereto) and the Tax Representation Letters are performed without waiver or breach of any material provision thereof;

        4. The Merger will be reported by the parties to the Agreement on their respective federal income tax returns in a manner consistent with the opinion set forth below; and

        5. Any representation or statement made "to the best of knowledge" or similarly qualified is correct without such qualification.

        Based on our examination of the foregoing items and subject to the limitations, qualifications, assumptions and caveats set forth herein, if the Merger is consummated in accordance with the Agreement (and without any waiver, breach or amendment of any of the provisions thereof) and the statements set forth in the Registration Statement and the Tax Representation Letters are true and correct as of the Effective Time, then for federal income tax purposes we are of the opinion that:

        (i) The Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code;

        (ii) No gain or loss will be recognized by a SEEQ stockholder upon the receipt of LSI common stock solely in exchange for SEEQ common stock in the Merger, except for gain resulting from cash received in lieu of fractional shares;

        (iii) The aggregate tax basis of the LSI common stock received by a SEEQ stockholder in the Merger, including any fractional share of LSI common stock for which cash is received, will be the same as the aggregate tax basis of the SEEQ common stock exchanged for the LSI common stock;

        (iv) The holding period of the LSI common stock received by each SEEQ stockholder in the Merger will include the period for which the SEEQ common stock exchanged therefor was considered to be held, provided that the SEEQ common stock was held as a capital asset at the time of the Merger;

        (v) A SEEQ stockholder receiving cash instead of a fractional share of LSI common stock will generally recognize gain or loss equal to the difference between the amount of cash received and the stockholder's basis in the fractional share; and

        (vi) Neither LSI nor SEEQ will recognize gain or loss solely as a result of the Merger.

        This opinion does not address the various state, local or foreign tax consequences that may result from the Merger or any other transactions contemplated by the Agreement. You have not requested, and we do not express, an opinion concerning any other tax consequences of the Merger or any other transactions contemplated by the Agreement. In addition, no opinion is expressed as to any federal income tax consequence of the Merger or the other transactions

LSI Logic Corporation
May 26, 1999
Page 3


contemplated by the Agreement except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein.

        No opinion is expressed as to any transaction other than the Merger as described in the Agreement, or as to any other transaction whatsoever, including the Merger, if all of the transactions described in the Agreement are not consummated in accordance with the terms of the Agreement and without waiver of any material provision thereof. To the extent that any of the representations, warranties, statements and assumptions material to our opinion and upon which we have relied are not accurate and complete in all material respects at all relevant times, our opinion would be adversely affected and should not be relied upon.

        This opinion only represents our best judgment as to the federal income tax consequences of the Merger and is not binding on the Internal Revenue Service or any court of law, tribunal, administrative agency or other governmental body. The conclusions are based on the Code, existing judicial decisions, administrative regulations and published rulings. No assurance can be given that future legislative, judicial or administrative changes or interpretations would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, by rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, however, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 as amended.

                                            Very truly yours,

                                            /s/ WILSON SONSINI GOODRICH & ROSATI

                                            WILSON SONSINI GOODRICH & ROSATI
                                            Professional Corporation